Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-103917 of IDACORP, Inc. on Form S-3 of our reports dated February 6, 2003 (which report for IDACORP, Inc. expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for goodwill and the presentation of energy trading activities), appearing in the Annual Report on Form 10-K of IDACORP, Inc. and Idaho Power Company for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP
Boise, Idaho
August 13, 2003